Exhibit 10.3


                          STRATEGIC ALLIANCE AGREEMENT:
                       ECOMMERCE, MARKETING AND OPERATIONS


This ecommerce, marketing and operations agreement (the "Agreement") is made this 4th day of February, 1999 ("Effective Date"), by and between Shopping Sherlock, Inc., a Delaware corporation, having its principal place of business at, 24254 San Fernando Road, Newhall, CA, 91321 ("Sherlock") and Premier Lifestyles International Corp. (PLIC) a California corporation, having its principal place of business at 24254 San Fernando Road, Newhall, CA, 91321. Each entity shall hereafter be referred to as a "Party" and jointly as the "Parties."

                                 R E C I T A L S

          I. PLIC is a retail and marketing services company with numerous operations in market segments such as consumer membership, discount and rebates, point-of-sale systems, check conversion processing, and web site development and hosting. PLIC has a large number of existing customer, merchant, fulfillment and marketing relationships.

          II. Sherlock is an ecommerce company focused on providing value discounts and purchase rebates to its online customers.

          III. The Parties desire to allow each others customers access to each others shopping malls that will consist of merchants that both parties will enlist to be part of both parties malls.

          IV. The Parties also desire to cooperate in issuing rebate cards to customers, expanding services to existing customers, increasing the total number of customers and adding to the number of merchants marketing goods and services through each party's ecommerce sites.

          Now, Therefore, the Parties desire to set forth the terms and conditions of their agreement with respect to the matters set forth herein.

1.   DEFINITIONS

     1.1 "Advertisement" shall mean any promotion or sponsorship of a product or service on or in conjunction with the Joint Site including, but not limited to banner advertisements, links, and notification emails, for which monetary consideration or its equivalent is received.

     1.2 "Advertising Net Revenues" shall mean all monetary consideration actually received for Advertisements, less: (a) ad rep commissions (not to exceed 15%); (b) ad serving fees, and (c) any sales or use taxes (not directly paid by advertisers to the applicable taxing authority) attributable to such Advertisements.

     1.3 "Affiliates" shall mean any entity on or after the Effective Date controlling, controlled by or under common control with a Party. The term "control" herein shall mean the legal, beneficial or equitable ownership, directly or indirectly of more than fifty percent (50%) of the aggregate of all voting equity in such entity.

     1.4 "Affinity Group" shall mean a particular group of commonly-denominated individuals or entities marketed to based on such commonality in connection with Rebate cards or other promotional efforts of the Parties. Merchant groups shall be included in the definition of Affinity Groups.




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     1.5  "Benefit"  shall mean i) prepaid and  rechargeable  telephone  calling cards; ii) prepaid and rechargeable telephone calling cards at the point of sale at the Merchant; iii) SCORE EFT number/card, benefit program, and reciprocal rebate card; iv) Interactive Voice Recognition Telephone calling platform with Benefits program; and v) SCORE EFT, VISA, Master, and Rebate card.

     1.6 "Customer" shall mean a purchaser of goods through any site operated by Sherlock or PLIC.

     1.7 "Customer Data" shall mean customer names, addresses, buying history, and other supplied or gathered information.

     1.8 "Derivative Work" shall mean any work that would be deemed a derivative work under the Copyright Act, Title 17 of the U.S. Code, as amended.

     1.9  "Helpdesk"  shall mean the Customer  support  services as described in
          Section in this agreement.

     1.10 "Intellectual Property Rights" shall mean any and all rights in any jurisdiction in connection with any patents, whether issued, pending or prospective, copyrights, trade secret rights, database rights, trademarks, service marks, trade dress, moral rights and/or other proprietary rights.

     1.11 "ISO" shall mean Independent Sales Organization that is signed by an independent or company to market products and services of PLIC.

     1.12 "ISR" shall mean Independent Sales Representative, which in turn is understood to be a trained sales person who works for an ISO.

     1.13 "IVR" shall mean the interactive voice recognition telephone product sales operation of PLIC.

     1.14 "Joint Site" is a World Wide Web site that PLIC and Sherlock will jointly create, operate, link to, and share as defined in section 5.3 below.

     1.15 "Marks" shall mean either Party's domain names, logos, trademarks and/or service marks, whether owned or licensed from a third party.

     1.16 "Internet Merchant" shall mean a merchant that offers goods or services for sale through either of the Parties, only via the Internet.

     1.17 "Merchant Account" shall mean an account that is set up to clear credit card transactions originating on Sherlock's ecommerce site.

     1.18 "Most-Favored Price" shall mean that the price offered to the Party receiving such treatment shall be at least as low as the lowest price offered to any third party, or offered by PLIC itself, for the same or similar goods or services. Most Favored Pricing applies only to merchandise offered for sale on the Internet shopping malls and does not apply to Point of Sale goods and services, which are governed by the ISO agreement.

     1.19 "PLIC" shall mean Premier Lifestyles International Corporation and any and all divisions and subsidiaries of which PLIC and Richard Stewart own more than 50%, or entities that PLIC or Richard Stewart control through the Board of Directors or as officers of the company. It is understood that Richard Stewart is free to join the board of directors of




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          any entity he chooses and his presence does not constitute control. If
          Richard Stewart is the Chairman of the Board or the CEO of the entity in question, this would constitute control.

     1.20 "PLIC Sites" shall mean PLIC's currently existing ecommerce sites at www.source4shopping.com and www.source4rebates.com, and any future or successor sites thereto.

     1.21 "Product Fulfillment" shall mean the processing of product orders, placing such orders with the product supplier, shipping such products, tracking such shipments and handling any product returns.

     1.22 "Point of Sale" shall mean the cash registers located at brick and mortar retail merchants and Point of Sale Goods and Services is understood to mean the products sold by these merchants at these establishments.

     1.23 "Rebate Customer" shall mean either Party's Customer that is also a participant of such Party's Rebate Program.

     1.24 "Reciprocal Rebate Program" or "Rebate Program" shall mean either Party's rebate-card based program whereby the Party's Customers receive a portion of a product purchase price back in connection with the Transaction Clearance of the Customer's purchase, in accordance with the ISO agreement and the reciprocal rebate agreement.

     1.25 "Score" shall mean PLIC's Score division responsible for certain Rebate Card and Transaction Clearance activities SCORE is the reciprocal logo put on all of the ISO's membership cards that are private labeled as well as PLIC's own membership card that is called the SOURCE card.

     1.25 "Separate Operations" shall mean the services and operations provided to Sherlock by PLIC to support it's ecommerce mall. These services include, but are not limited to, Rebate Card supply, Rebate Card activation and tracking, Rebate clearing, setting up of merchant account, and ISP services if needed.

     1.26 "Sherlock Site" shall mean Sherlock's ecommerce site.

     1.27 "Sherlock ISR" shall mean any and all ISRs set up by Sherlock to participate and pursue the PLIC Reciprocal Rebate Program. No ISO may set up another ISO, any ISO may set up a Independent Sales Representative "ISR" who may set up merchants for various levels of PLIC products and services. All ISR's must be certified by PLIC before they are allowed to set up a merchant for any service.

     1.28 "Source" shall mean PLIC's membership card that is used by any ISO who chooses not to create a private labeled membership program and chooses to use PLIC's generic program, called SOURCE.

     1.29 "Term" shall mean the valid term of the Agreement, whether initial or renewal.

     1.30 "Transaction Clearance" shall mean financial processing and bank and/or credit card clearance of purchases made by Customers.

     1.31 "Reciprocal Rebate Program Agreement" is an agreement signed by a PLIC ISO that all merchants and card holders established by that ISO will be part of the rebate program. This agreement also acknowledges that that ISO agrees that other ISO's card holders




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          are able to use that ISO's merchants as well as that ISO's cardholders my use other ISO's merchants.

     1.32 "Wholesale Manufacturer" this is a company that produces the product and can be set up any way possible by Sherlock. Sherlock is responsible for any custom software that that manufacture is required for linking, and purchase and rebate tracking.


2.   SCOPE AND LIMITATIONS OF AGREEMENT:

     2.1 The agreement governs the terms and conditions under which PLIC and Sherlock will cooperate to sell product from Sherlock's online ecommerce site only. Any Relationships between Sherlock and merchants with regard to the merchant's point of sale will be governed by the standard PLIC ISO agreement and the reciprocal rebate agreement.

     2.2 This agreement shall not preclude PLIC from entering into similar agreements with other entities. In fact, Sherlock is aware that PLIC owns and supports other competing ecommerce sites and that this agreement is not exclusive between PLIC and Sherlock.

3.   RECIPROCAL REBATES:

     3.1 Sherlock's Commitment: Sherlock agrees to participate in the Reciprocal Rebate program with PLIC and sign an ISO agreement and recruit ISR's to market the PLIC programs. Sherlock agrees that any Sherlock ISR's will also be bound by this agreement. Sherlock ISR's agree that every card member and merchant that the ISR sets up will be set up with the SCORE rebate program as a Reciprocal Rebate merchant. Sherlock ISR's will also use the ISR's best efforts to set up all of the merchants the ISR already has with the Reciprocal Rebate Program. All Sherlock ISRs agree that as long as the ISR's are marketing card Members and Merchants to participate in rebates, and benefits programs, ISO will exclusively use PLIC as ISO's provider for packaged benefits, and financial services minus any that have been excluded in a listing attached hereto or on the reciprocal rebate agreement. All Sherlock ISRs agree that all of the cards the ISRs sell will be rebate cards and have the SCORE rebate logo on it.

     3.2 Reciprocation: Sherlock as an ISO and all Sherlock ISRs agree to reciprocate with all other card providers and companies that provide cards to the public and set up merchants, and all other marketing company's Members and Merchants that use the SCORE Logo. Sherlock's ISRs agree to participate and apply the cost and pricing formulas as defined in the ISO agreement.

     3.3 Program Exclusivity: Throughout the term of this agreement, Sherlock as an ISO and all Sherlock ISR's agree to exclusively sell and market PLIC services. Sherlock and Sherlock ISR's agree that no similar service, products, or programs may be offered by ISR during the term of this agreement and for a period of 3 (three) years after the termination of this agreement. It is acknowledged by PLIC that Sherlock ISR's could be currently in the business of marketing products that are similar to one or more of the SOURCE services and these services, products, will be excluded from the exclusivity part of this agreement. The product list on the PLIC web sitewww.soucreclub.com contains the products that are sold by PLIC and any exemption from the exclusivity must be approved by PLIC when the ISR signs the Reciprocal Rebate agreement.

     3.4 Rebate and Non-Rebate Purchases: Sherlock will pay PLIC it's percentage due as defined in the Pricing Section 10 when a rebate card holder purchases a product or service from Shopping Sherlock's ecommerce sites. If the buyer holds no rebate card, Sherlock will pay PLIC an amount as defined in the Pricing Section 10.4.




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4.   BENEFITS:  If Sherlock sells  Benefits,  it will sell only those offered by
     PLIC, or those that PLIC sells itself.

5.   SITE CREATION, MANAGEMENT AND HOSTING:

     5.1 Design and Content of Sherlock Site: Except as specifically agreed herein, Sherlock shall have sole and exclusive control over the design, content, hosting and management of the Sherlock Site.

          (a) Hosting by PLIC: Sherlock intends to use the service providers and vendors employed by PLIC in PLIC's Sites, but reserves the right to choose its own service providers and vendors.

          (b) If Sherlock chooses to become an ISP, Sherlock will use PLIC to set up the ISP program and service all of the Sherlock ISP members, provided that PLIC's ISP services and prices are competitive. PLIC has the first rights to match any competitors bid. Sherlock's mall operations are a completely separate matter.

     5.2 Design and Content of PLIC Sites: Except as specifically agreed herein, PLIC shall have sole and exclusive control over the design, content, hosting and management of the PLIC Sites.

     5.3  Joint Site: The Parties shall cooperate on a Joint Site as follows:

          (a) Creation and Operation: The Parties shall be jointly responsible for the design, content, hosting and management of a Joint Site. The Parties anticipate that the Joint Site shall be hosted by PLIC.

          (b) Promotion: The Joint Site shall feature information on both the Sherlock Site and PLIC Sites.

          (c) Linking: The Joint Site shall feature links to both the PLIC Sites and the Sherlock Site. The Parties shall receive equal space on such Joint Site.

          (d) Server Logs: The Parties shall jointly own the server logs from such site and there shall be no restriction on either Party's use of such data, except in connection with deceptive sales practices, misrepresentation, or unfair competition in any manner that would violate any law or regulation or result in a loss of either Party's Customer Goodwill. All restrictions that relate to client protection of other ISO members are totally protected by the non circumvention in this agreement and neither party has the right to use financial or other data pertaining to those members or to attempt in any way to induce an ISO member to change affinity group or ISO affiliation.

          (e) Advertising Net Revenues: The Parties agree to share equally in the Advertising Net Revenues from such Joint Site. Whichever Party shall assume responsibility for ad sales, invoicing and accounting in connection with such Joint Sales shall provide quarterly reports to the other Party, with payments made as required therewith.

          (f) Customers: Any customers that come to the joint site that are refered by another ISO or affinity group must be protected and not in any way to induced to change affinity group or ISO affiliation.




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


6.   MERCHANTS:

     6.1 PLIC Merchants: PLIC shall provide Sherlock with its entire list of Internet Merchants offering goods or services through PLIC. PLIC shall also provide Sherlock with all necessary information that will enable Sherlock to offer the goods and services of such Merchants for sale on the Sherlock Site. This agreement entitles Sherlock the rights to use any merchant's products that PLIC introduces to Sherlock. PLIC will also provide to Sherlock the list of all POS merchants as they sign up from other ISO's.

          (a) Merchant Database: PLIC shall provide Sherlock with the best access and use rights possible to Merchant databases of goods and services. The Parties anticipate that such access might occur by providing Sherlock with a functioning current copy of such database, an electronic and hard copy of the underlying contents of such database, the ability to link into a database maintained by PLIC, and/or the ability to collocate an operational database on PLIC's premises.

               (i) Data Agreements: In connection with Sherlock's access and use of such databases and the contents therein, Sherlock agrees to abide by any data agreements in place between PLIC and its Merchants.

          (b) New Merchants: If PLIC adds any Internet Merchants to its Merchant list, PLIC shall promptly notify Sherlock and shall ensure that Sherlock receives access and use rights to such new Merchant's database that are equal with PLIC's rights. In addition, PLIC shall use its best efforts to obtain for Sherlock rights equal to the rights granted to PLIC with respect to selling, product and pricing rights from such new Merchants. Sherlock acknowledges and agrees that other ISO's may bring PLIC products and merchants that will only be available to that ISO or may only be available on another mall and the only rights that PLIC may allow Sherlock is the reciprocal rights for all of the Sherlock card holders to shop on those malls or stores.

          (c) Database Updates: PLIC shall ensure that the Merchant databases it provides to Sherlock shall be PLIC's most current version and PLIC shall use its best efforts to ensure that PLIC's Merchants provide PLIC with the most current databases available.

          (d) Lowest PLIC Price: PLIC guarantees that PLIC's Merchant prices to Sherlock shall be no greater than the Merchant's price to PLIC. If such pricing is unavailable, PLIC shall disclose the reason for such unavailability to Sherlock and PLIC shall guarantee Sherlock its lowest Merchant prices to any third party or the price for which PLIC itself buys the product, which ever is lower. Such lowest price shall be determined on a strict dollar-for-dollar basis, with the exact commitments that are required by PLIC to obtain these prices. All fees that are required for holding inventory by merchants including shipping and handling will be paid for by Sherlock on purchases made by Sherlock members or shoppers on the Sherlock mall provided these same fees apply to PLIC.

          (e) Lowest Merchant Price: PLIC shall use its best efforts to ensure that the Merchant prices to PLIC shall be the Merchant's lowest prices to any entity. Sherlock also agrees and understands that PLIC is in the business of gaining access to millions of products and PLIC may choose to market a product that is not at the guaranteed lowest price. Sherlock has the rights to use those products if they are not restricted from special ISO or merchant requirements.





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


          (f) Collateral Materials: In connection with Sherlock's Site, and if available from Merchant, if Sherlock requests any product marketing material, including graphics, product descriptions or other collateral, PLIC shall provide such materials to Sherlock at cost. PLIC is not required to spend money and resources to gain access and organize collateral materials, but if they are available to PLIC, PLIC will ensure they are also available to Sherlock. If PLIC is not in possession of such materials, PLIC shall make a limited effort to obtain such materials from its Merchants and/or authorize Sherlock to contact such Merchants directly. Should PLIC expend significant resources obtaining collateral materials, Sherlock agrees to pay PLIC a modest fee to help defray PLIC's cost, and thereby gain full and complete access and usage rights to the collateral materials.

          (g) Any fees or cost that may be incurred by PLIC in obtaining any data or updates or copies or needed information as a special request by Sherlock as required in this section or any other section of this agreement will be paid for by Sherlock as required.

     6.2  Sherlock Merchants:

          (a) New Merchants: Sherlock shall be free to solicit and sign up any new Merchants it desires. If Sherlock signs up any new Merchant, that Merchant shall belong to Sherlock. PLIC agrees to not circumvent Sherlock with respect to that Merchant by approaching such Merchant directly and/or entering into any agreement with such Merchant for ecommerce. PLIC is not responsible for the solicitations of other ISOs and Sherlock acknowledges that other ISOs have the right to solicit Sherlock's merchants.


7.   PRODUCT FULFILLMENT AND TRANSACTION PROCESSING:

     7.1  Product Fulfillment Via Source:

          (a) Sherlock Commitment: Subject to the further requirements set forth below, Source shall be Sherlock's sole product fulfillment service provider with respect to products sold on Sherlock's Site. However, if a Merchant forbids Sherlock from using PLIC, then Sherlock reserves the right to accommodate such Merchant by notifying PLIC of the Merchant's preferred product fulfillment method and then proceeding to attempt to accommodate the Merchant's requests.

          (b) Product Orders: Sherlock and PLIC agree to notify and track all purchases through a mutually accessible order tracking system that is accessible to the Helpdesk.

          (c)  PLIC  Obligation:   PLIC  shall  exercise  its  best  efforts  in
               providing the highest quality services to Sherlock.

          (d) PLIC's Cost: PLIC shall provide such services to Sherlock at PLIC cost for such services under its relationships with jobbers.

          (e) Sherlock's Payment to PLIC: Sherlock will pay PLIC in accordance with the pricing and rebate division parameters set fourth in the pricing section 10 as well as in the ISO agreement and the reciprocal rebate agreement.




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


          (f) Performance Levels: PLIC has a variety of products and services that will be delivered to Sherlock members which fall under Separate Operations. If at any time, Sherlock or Sherlock's Customers are not satisfied with the level of responsiveness, accuracy or service provided by any one of the PLIC Separate
               Operations, Sherlock will notify PLIC by certified mail and request that PLIC rectify the operation that is having problems. If for any reason PLIC cannot rectify the performance problems of the Separate Operation in trouble within 60 days after notice through certified mail, the following procedure will be used to correct the deficiencies:

               i) The value of the Separate Operation" needing to be fixed will be valued. If PLIC and Sherlock cannot agree on the value, the average of three estimates from outside unbiased consultants will be used as the fair value.

               ii) Sherlock will then proceed to use its best business judgment to rectify the deficiencies and provide PLIC with the costs in time and capital expended to fix the problem.

               iii) Upon  fixing  the  problem,   Sherlock's  ownership  of  the
                    Separate Operation will equal the total costs expended by Sherlock to fix the problem, divided by the value agreed to in Section 7.1(g)(I) above. Sherlock will participate fully in proportion to its ownership percentage in all profits and losses of the operation.

               iv) The jointly owned Separate Operation may be held in a separate vehicle from PLIC and Sherlock's other operations and may need to support it's own accounting procedures and reporting.

     7.2  Transaction Processing:

          (a) Sherlock Commitment: Subject to the further requirements set forth below, PLIC shall be Sherlock's sole Transaction Processing service provider with respect to purchases on Sherlock's Site. Sherlock shall have no obligation to use PLIC in connection with any Sherlock Merchants if Sherlock finds that PLIC is not the low cost provider of such services or if the Sherlock Merchant has a preexisting relationship with another Transaction Processor and requires as a condition of doing business that Sherlock use the Merchants preferred processor.

          (b)  PLIC  Obligation:   PLIC  shall  exercise  its  best  efforts  in
               providing the highest quality services to Sherlock.

8.   HELPDESK:

In connection with the Sherlock Site, the PLIC Sites, the Joint Site and as per questions from customers as per their rebates, Sherlock and PLIC shall jointly establish a Helpdesk to provide first-level support to the Parties' Customers in connection with first-time Customer orders, shipping to Jobbers, calculating, changing and tracking orders. The Helpdesk will service only PLIC owned and controlled ecommerce sites such as Source4Shopping, and Sherlock owned and operated ecommerce sites such as Shopping Sherlock. Third-party usage of the helpdesk will only occur if PLIC and Sherlock agree to giving a third party access, the terms of which will be determined on a case-by-case basis.

     8.1 Start-Up Cost: The Parties shall jointly and equally be responsible for all capital and startup costs in connection with the Helpdesk.

     8.2 Ongoing Cost: The Parties agree that the ongoing cost of operating the Helpdesk shall be billed each month to the Parties on a pro-rata basis according to the number of each




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


          Party's Customers separate orders that are serviced through such Helpdesk. In dividing the Helpdesk costs, length of time spent on any order, the number of calls or size of the Customer order shall not be included as factors.

     8.3 Operation: The Parties agree that they shall jointly manage and be jointly responsible for the various operations of the Helpdesk. Such responsibility shall include staffing, location, equipment, business processes and other such matters involved in the operation of an outsourced support center. The Parties shall each designate Helpdesk supervisors, who each shall be responsible for that Party's Helpdesk operations.

9. REBATE CARDS: The following provisions shall apply to the Parties use of Rebate Cards:

     9.1 Provision of Sherlock Rebate Cards: PLIC, through its Reciprocal rebate program, shall sell Sherlock Rebate Cards for Sherlock Customers and/or Affinity Groups as Sherlock may request, per the terms and conditions of the ISO and reciprocal rebate agreement from PLIC. Sherlock shall have sole discretion and control as to the color, content and character of such Rebate Cards. Sherlock shall be permitted to issue its own branded Rebate Card.

          (a) At Cost or Most-Favored Price: PLIC shall provide Sherlock such Rebate Cards at PLIC's current pricing per the other ISO programs and give Sherlock the option to market rebate cards per the best option that Sherlock chooses after inspecting all other PLIC ISO pricing and rebate programs. PLIC must provide Sherlock with a complete list of the various pricing options that PLIC's ISOs and Affinity Groups employ. PLIC does not have to provide to Sherlock its file of all ISO agreements, but PLIC must present all pricing options.

          (b) Sherlock Commitment: Subject to the further requirements set forth below, PLIC's "SCORE" shall be Sherlock's sole Rebate Card program and provider.

          (c)  PLIC  Obligation:   PLIC  shall  exercise  its  best  efforts  in
               providing the highest quality Rebate Card services to Sherlock.

          (d) Performance Levels: PLIC has a variety of products and services that will be delivered to Sherlock members which fall under Separate Operations. If at any time, Sherlock or Sherlock's Customers are not satisfied with the level of responsiveness, accuracy or service provided by any one of the PLIC Separate Operations, Sherlock will notify PLIC by certified mail to request that PLIC rectify the operation that is having problems. If for any reason PLIC cannot rectify the performance problems of the Separate Operation in trouble within 60 days after notice through certified mail, the following procedure will be used to correct the deficiencies:

               i) The value of the Separate Operation needing to be fixed will be valued. If PLIC and Sherlock cannot agree on the value, the average of three estimates from outside unbiased consultants will be used as the fair value.

               ii) Sherlock will then proceed to use its best business judgment to rectify the deficiencies and provide PLIC with the costs in time and capital expended to fix the problem.

               iii) Upon  fixing  the  problem,   Sherlock's  ownership  of  the
                    Separate Operation will equal the total costs expended by Sherlock to fix the problem, divided by the value agreed to in Section 7.1(g)(I) above. Sherlock will participate fully in proportion to its ownership percentage in all profits and losses of the operation.

               iv) The jointly owned Separate Operation may be held in a separate vehicle from PLIC and Sherlock's other operations and may need to support it's own accounting procedures and reporting.

     9.2 Rebate Card Services: Score shall provide Rebate Card administration services to Sherlock as follows:

          (a) Equal Treatment: PLIC shall treat Sherlock's Rebate Customers in a manner equal to the treatment PLIC accords its most preferred Rebate Card Customers.

          (b) Unique Number: PLIC shall assign each Rebate Card a separate number and keep track of each Rebate Card in a database.

          (c) Credit Allocation: In connection with the Transaction Processing, PLIC shall coordinate, account for and make any and all Rebate payments to Sherlock Rebate Card Customers.

          (d) Validation: PLIC at some time in the future shall maintain a 24x7 joint electronic database on Sherlock Rebate Cardholders whereby Sherlock may validate any Rebate Card issued by Sherlock. Such database shall also include all Sherlock Site sales. Such system may be located on PLIC servers but Sherlock shall own the Customer Data for Sherlock's members only in such databases and have full and complete, unrestricted access to such databases. Such databases shall allow for the creation and printing of purchase history reports.

          (e) Statements: PLIC shall generate monthly statements on all Rebate Card activity and provide such statements in a form acceptable to Sherlock on the 19th day of the previous months business. This statement will only include reports from all activities and earnings from merchants and transactions that have been received by the end of that previous month. Any business that is not paid for or collected by the end of that month will go on the next months reports, provided it is collected from the merchants.

     9.3 Reciprocity: On the Sherlock Site and the PLIC Sites, each Party agrees to honor Rebate Cards issued by the other Party in accordance with the terms on this Agreement.

     9.4 Non-Restriction: Nothing in this Agreement shall restrict Sherlock from providing any other discount coupons, certificates, rewards and/or customer loyalty incentives to its Customers. However, Sherlock agrees that during the term of the Agreement, it shall not participate in any other reciprocal rebate programs.

10.  PRICING, REVENUE ALLOCATION AND REBATE SPLIT

     10.1 No Pricing Restraint: Sherlock can determine at its sole discretion the pricing of all goods and services sold through Sherlock's Site, however, no matter how the product is priced the following rules apply to total rebate percentages and to the division of the rebate percentage among the interested parties:

          a) If a purchase is made by a customer holding a valid and recognizable Rebate Card, the rebate will be allocated according to the percentages in section 10.3 below.

          b) If a purchase is made by a customer not holding a valid and recognizable Rebate Card the Rebate will be paid according to the percentages in section 10.4 below.

     10.2 Revenue Allocation for Purchase made with Rebate Cards: The Parties agree that Sales Expenses (credit card costs, Transaction Processing costs and Rebates) shall be allocated to the Parties as follows and are binding and "b" for the rebate is always figured per the formula below.

          (a)  Assumptions for Sales Expenses Formula:

               "X" is the Cost of Goods from the Merchant; including any fees or profits that a merchant is requiring such as but not limited to shipping and handling.

               "Y" is the cost of Credit Card Clearing transactions, assumed to be approximately 3.5 percent of the total sale.

                    "a"  is  the  Wholesale/retail   spread  after  credit  card
                         transaction costs and wholesale cost of goods expressed as a percentage of the retail price;

                    "b" is the Rebate costs expressed as a percentage of the retail price; and

                    "c" is Wholesale/retail spread after Rebate costs expressed as a percent of the retail price.

               "Z"  is Sherlock's retail price (comprised of X + Y + bZ+ cZ).


          (b) Sales Expenses Formula: Under the assumptions in Section 9.2(a) above, Sales Expenses shall be calculated as follows:

                    "Y" equals 3.5% of Z

                    "a" varies depending on how much Sherlock marks up it's products.

                    "b" equals 50 percent of "a", but has a maximum limit of 20 percent of the retail cost of the item sold.

                    "c" equals 50 percent of "a" plus whatever f remains when "b" reaches it maximum of 20 percent of the retail cost of the item.


          (c) Sherlock's Margin: After deducting X (Cost of Goods) and Y (Sales Expenses) from Z (Retail Price), Sherlock shall split the remaining amount into its retail margin and its Rebate percentage.

          (d)  Processing  and  Rebate  Allocation  for Rebate  Card  Purchases:
               Although nothing restrains Sherlock from setting its own retail price to Customers, Sherlock agrees that for any Rebate Card sale, PLIC and the independent sales organization, under the provisions and percentages of Sections 10.3 below, shall receive their respective proportion of the rebate.

          (e)  Processing and Sales  Commission for Non-Rebate  Card  Purchases:
               Although nothing restrains Sherlock from setting its own retail price to Customers, Sherlock agrees that for any Non-Rebate Card sale, PLIC and the independent sales organization, under the provisions and percentages of Sections 10.4 below, shall receive their respective proportion of the rebate. PLIC is responsible for paying the ISO's for a non-rebate purchase.


     10.3 Rebate Purchase Formula: One hundred percent of each Rebate, "b" as defined above, shall be divided as follows:

          (a)  25% to the Rebate Customer;

          (b)  30% to PLIC for processing the Rebate;

          (c) 30% to Rebate Card issuer (either Sherlock, PLIC or an Affinity Group);

          (d)  10% to the ISO that signed up the Merchant and product; and

          (e)  5% to the Ecommerce Site operator (PLIC).

     10.4 Non-Rebate Purchase Formula: One hundred percent of each Rebate, "b" as defined above, shall be divided as follows:

          (a)  25% to Sherlock; and

          (b)  75% to PLIC.

     10.5 Exhibit 7.5 is attached and shows four examples of how these pricing formulas work when applied to products that have a wholesale cost of $100. Examples 1 and 2 represent the purchase by a rebate card holder of the product with a 50 percent mark up and a 100 percent mark up. Examples 3 and 4 represent the purchase by a non-rebate card holder of the product with a 50 percent, and a 100 percent, mark up.


11.  LINKING AND OTHER MARKETING

     11.1 Linking:

          (a) Main Mall "Source4Shopping": PLIC shall include a link to the Shopping Sherlock site on the Source4shopping site. Such link shall be on face page of the Source4Shopping site with all of the other many links.

          (b) PLIC ISP hosting: PLIC shall include a link to the Joint Site from all ISP hosted sites unless the ISP disapproves. .

     11.2 Other Marketing:

          (a) Affinity Groups: PLIC shall notify all Affinity Groups and Affinity Group members of Sherlock's Site. The Parties shall consider whether to send email announcements or promotions via direct mail.

          (b) Guardian: In the event that PLIC concludes an agreement with Guardian, PLIC shall market the Joint Site to Guardian members. PLIC shall include a link to the Joint Site on the Guardian face page.

          (d) Seeding: Within a reasonably prompt time after the Effective Date or the implementation of the Sherlock Site, PLIC shall place links to Sherlock's Site on all search engines and directories wherever PLIC lists its own rebate site.

12.  OWNERSHIP

     12.1 Ownership of Sherlock Marks: As between Sherlock and PLIC, PLIC acknowledges that Sherlock is the sole and exclusive owner of all right, title and interest in and to the Sherlock Marks.

     12.2 Ownership of PLIC Marks: As between Sherlock and PLIC, Sherlock acknowledges that PLIC is the sole and exclusive owner of all right, title and interest in and to the PLIC Marks.

     12.3 Ownership of Sherlock Site: As between Sherlock and PLIC, PLIC acknowledges that Sherlock is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property rights with respect to: (a) all graphic, textual, audio and audiovisual content on the Sherlock Site, excluding only the PLIC Marks; (b) all underlying programming and coding to such site; and (c) any modifications to the foregoing or Derivative Works created therefrom.

     12.4 Ownership of PLIC Sites: As between Sherlock and PLIC, Sherlock acknowledges that PLIC is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property rights with respect to: (a) all graphic, textual, audio and audiovisual content on the PLIC Sites, excluding only the Sherlock Marks; (b) all underlying programming and coding to such sites; and (c) any modifications to the foregoing or Derivative Works created therefrom.

     12.5 Ownership of Joint Site: As between Sherlock and PLIC, the Parties acknowledge that the Parties are joint owners of all right, title and interest in and to all Intellectual Property rights with respect to:
          (a) all graphic, textual, audio and audiovisual content on the Joint Site, excluding only each Party's Marks; (b) all underlying programming and coding to the Joint Sites; and (c) any modifications to the foregoing or Derivative Works created therefrom.

     12.6 Ownership of Customer Data: As between the Parties, each Party shall own the Customer Data of its own Customers. Neither Party may disclose or sell such Customer Data to any third party. This ownership is the same on the joint site where data pertaining to all memberships are owned and controlled by the ISO who owns the cardholder. Sherlock can not use this data to market to any other ISO's members without special written consent.

     12.7 Ownership of Anonymous Purchase and Rebate Card Data: As between the Parties, each Party shall own the anonymous purchase and Rebate Card Customer Data it gathers from the other Party's Customers in connection with any purchase and/or Rebate Card activity by such Customers. There are restrictions on both Party's use of such data, per the terms and conditions of the ISO agreement and the reciprocal rebate agreement.

13.  LICENSES

     13.1 Trademark License to Sherlock Marks: During the Term and subject to the terms and conditions of this Agreement, Sherlock grants PLIC a non-exclusive, non-sublicenseable license to use Sherlock's Marks in links to and advertisements and promotions for the Sherlock Site and Joint Site.

     13.2 Trademark License to PLIC Marks: During the Term and subject to the terms and conditions of this Agreement, PLIC grants Sherlock a non-exclusive, non-sublicenseable license to use the PLIC Marks on the Sherlock Site and Joint Site.

     13.3 Trademark   Restrictions.   The  trademark  owner  may  terminate  the
          foregoing trademark licenses if, in its sole discretion, the licensee's use of the marks does not substantially conform to the owner's reasonable standard of quality. The licensee shall use the marks exactly in the form provided, in accordance with any trademark usage policies. The licensee shall not form any combination marks with the other Party's marks. The licensee shall not take any action inconsistent with the owner's ownership of the marks and any benefits accruing from use of such trademarks shall automatically vest in the owner.

     13.4 License to Customer Data: During the Term and subject to the terms and conditions of this Agreement, each Party shall be permitted to use the other Party's Customer Data on an internal basis only in furtherance of performance of such Party's obligations under this Agreement. However, upon expiration or termination of this Agreement, neither Party shall retain or otherwise use such Customer Data. Notwithstanding the foregoing, if any Customer elects to transition from one Party to the other, such restriction shall not apply. In addition, if either Party defaults on any compensation obligation under this Agreement, there shall be no restriction on use of that Party's Customer Data, except to the extent otherwise required by law.


14.  REPORTS AND PAYMENTS

     14.1 Reports: Within nineteen (19) days following the end of each calendar month, commencing with the first calendar month during which reportable activity occurs, PLIC shall provide Sherlock with detailed transactional reports for any Sherlock Site or Sherlock Rebate Customer activity. Such reports shall list each Sherlock Customer, as well as the value and status of each transaction processed.

     14.2 Payments: In connection with such reports, PLIC shall remit to Sherlock any monies due Sherlock in connection with Sherlock's margin, any Advertising Net Revenues and/or Rebate participation. Royalties and all other payments due to Sherlock pursuant hereto will be paid by check tendered or wire transfer at the following address which will be supplied as an addendum to this agreement in the normal course of business:

          Remittance Address                        Wire Transfer Account
          ------------------                        ---------------------


          or to such other payment addressees as Sherlock shall hereafter designate in a notice to PLIC through registered mail.

     14.3 Records: For so long as PLIC is obligated to make any payments under this Agreement, and for a period of three (3) years thereafter, PLIC agrees to keep and maintain complete and accurate records for the current year and the preceding (3) three years of all data reasonably required for the verification and computation of the amounts to be paid and the information to be reported under or relevant to performance of this Agreement.

     14.4 Audit Rights: During the Term of this Agreement, Sherlock may conduct an audit of PLIC's records and seek a written certification by a mutually acceptable independent Certified Public Accountant that the reports, payments and records are correct and/or that

          PLIC is performing in accordance with this Agreement. In the event the Parties cannot in good faith agree as to an auditor within ten (10) days of the date of the audit request, Sherlock may select any of the top five (5) CPA firms to conduct the audit. Such auditor will report to Sherlock only whether the amounts due or payable to Sherlock pursuant to this Agreement were correct, any amount that is due and payable to Sherlock, and information related to compliance or noncompliance with this Agreement. Such auditor will hold such information in confidence and will not disclose such information to any other person or entity, other than Sherlock, without the prior written consent of PLIC, unless required by law. Audits shall occur no more frequently than once per calendar year, unless Sherlock can present a reasonable basis for its belief that an audit in a lesser time period is needed. The cost of such audits will be borne by Sherlock unless a payment discrepancy unfavorable to Sherlock greater than or equal to ten percent (10%) of the amounts owed for any reporting period covered by the audit is discovered, in which case PLIC shall pay the costs of the audit as well as any payment deficiency and interest thereon. A copy of any audit shall be submitted to PLIC.

15.  CONFIDENTIALITY

     15.1 Confidentiality Information: For purposes of this Agreement, the term "Confidential Information" shall mean all non-public information that a Party designates as being confidential, or which, under the circumstance of disclosure ought to be treated as confidential. Confidential Information includes, without limitation, information that relates to research, development, trade secrets, know-how, product development plans, inventions, technical data, software programming, concepts, designs, procedures, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling, business plans or strategies, customers, and information entrusted to a Party or its principal officers and employees by third parties. Confidential Information shall not include information that was known to a Party prior to disclosure by the other Party, information that was independently discovered by the other Party by an employee with no exposure to the Confidential Information, or information that becomes publicly available through no fault of the recipient.

     15.2 Obligation: Each Party agrees that for a period of five (5) years from the Effective Date, it shall hold in strictest confidence, and will not use the Confidential Information, except as necessary to perform its obligations or exercise its rights under the Agreement. Each Party shall disclose Confidential Information only to its employees and independent contractors who have a need to know such information for purposes of performance under this Agreement and who have executed confidentiality agreements with such Party sufficient to prohibit unauthorized use and disclosure of the Confidential Information disclosed. A Party shall not disclose the Confidential Information of the other Party to any third Party without the prior written consent of the other Party. If this agreement is terminated for any reason either party may not for a period of 36 months deal with any business or company that was introduced to the other party. This is a non-circumvention agreement and both parties agree that they have considerable expense in the creation of these contacts and that the other party has no rights to these customers or merchants. If this non-circumvention is violated the violator would be liable for a considerable loss to the other party.

     15.3 Exceptions: The confidentiality provisions of this Section 12 shall apply to prohibit disclosure of the Confidential Information except
          (i) as required by applicable disclosure laws; or (ii) or in connection with a court order requiring disclosure, in which case the Party under order must provide immediate notice and cooperate in any attempt to quash such order.

     15.4 Return of Materials: Upon termination or expiration of this Agreement, each Party shall return to the other all drawings, blue prints, notes, memoranda, specifications, designs, devices, documents and any other material containing or disclosing any confidential or proprietary information.


16.  WARRANTY, WARRANTY DISCLAIMER, INDEMNITY AND LIMITATIONS OF LIABILITY

     16.1 Warranty:   PLIC  hereby  makes  the  following   representations  and
          warranties:

          (a) PLIC has issued at least seven hundred and fifty thousand (750,000) Rebate Cards and numbers through the PLIC ISO's and affinity groups. Varcom has just completed an online sign up and registration system for these cards to get activated online and is now in the process on gathering the names that relate to the numbers while activating these numbers when they sign on

          (b) PLIC has signed up twenty-one (21) Affinity Groups and ISO's to participate in its programs and these affinity groups claim to have approximately 12 million members.

          (d) In the year prior to the Effective Date, discount shopping members from all Affinity Groups have purchased approximately one hundred million dollars (US$100,000,000) in gross sales worth of products, not counting membership fees, through such Affinity Group programs. It is acknowledged that these figures are given to PLIC from the merchants or the affinity group itself as an estimate. PLIC cannot guarantee accuracy of the amounts sold by these groups.

          (e)  PLIC's  has   established   "Tier  1  Supply   Agreements"   with
               approximately eighty (80) merchants, of those, approximately three or four guarantee PLIC lowest prices.

          (f) Of the eighty (80) merchants referenced in Section 16(e) above, all are POS merchants which belong to a buying consortium.

          (g) Through these suppliers PLIC has approximately one million (1,000,000) items that can be put into a data base format and put on to the Internet. It is acknowledged at this time PLIC only has about 100,000 items in the proper data base format and only 1,000 digital pictures.

     16.2 Warranty Disclaimer: THE PARTIES HEREBY SPECIFICALLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY: (I) WARRANTY OF MERCHANTABILITY; (II) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; AND/OR (IV) WARRANTY OF TITLE OR NONINFRINGEMENT.

     16.3 Sherlock Indemnification: Sherlock will defend, indemnify and hold PLIC harmless from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys' fees and court costs) which result from a claim that the Sherlock Site, excluding PLIC's Marks, infringes any third party Intellectual Property Right, provided that PLIC gives Sherlock written notice of any such claim and Sherlock has the right to participate in the defense of any such claim at its expense.

     16.4 PLIC Indemnification: PLIC will defend, indemnify and hold Sherlock harmless from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys' fees and court costs) which result from a claim that the PLIC Sites, excluding Sherlock's Marks, infringe any third party Intellectual Property Right, provided that Sherlock gives PLIC written notice of any such claim and PLIC has the right to participate in the defense of any such claim at its expense.

     16.5 Limitation of Liability: EXCEPT FOR A BREACH OF THE LICENSE PROVISIONS IN SECTION 10 ABOVE OR A VIOLATION OF THE CONFIDENTIALITY PROVISIONS IN SECTION 12 ABOVE, LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES AND NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY INDIRECT OR SPECULATIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES, SUCH AS LOSS OF USE, BUSINESS INTERRUPTIONS, AND LOSS OF PROFITS, IRRESPECTIVE OF WHETHER THE PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

     16.6 Liability  Cap:  EXCEPT  FOR A BREACH  OF THE  LICENSE  PROVISIONS  IN
          SECTION 13 ABOVE OR A VIOLATION OF THE  CONFIDENTIALITY  PROVISIONS IN
          SECTION 15 ABOVE, NEITHER PARTY'S TOTAL LIABILITY SHALL EXCEED THE AMOUNT HAVING ACTUALLY BEEN PAID BY SUCH PARTY TO THE OTHER UNDER THIS AGREEMENT.


17.  TERM AND TERMINATION

     17.1 Term: The term of this Agreement shall be perpetual, commencing on the Effective Date.

     17.2 Termination: Either Party may terminate this Agreement for cause if the other Party materially breaches any obligation hereunder, including but not limited to any failure to pay any amounts owed by such Party to the other Party or to the other Party's Customers, Rebate Customers or Merchants; provided that the non-breaching Party must give thirty (30) days written notice with the opportunity to cure. If after such thirty (30) day period, the breaching Party has not substantially remedied such breach or made good faith attempts to do so, then the non-breaching Party may terminate for cause. Additionally, either Party may terminate this Agreement immediately if the other Party: (a) files or has filed against it a petition in bankruptcy, (b) has a receiver appointed to handle its assets or affairs, (c) makes or attempts to make an assignment for benefit of creditors; or (d) violates the confidentiality provisions of this Agreement.

     17.3 Continued Marketing: Upon expiration of the Agreement or termination for breach, the breaching Party agrees to provide to the non-breaching Party all information, authorization and records necessary for the non-breaching Party to continue any joint marketing efforts, under
          Section 8 above, that it desires to pursue.


18.  GENERAL PROVISIONS

     18.1 Notices: All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the mail, postage prepaid, certified or registered, return receipt requested, and addressed as set forth above.




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


     18.2 Survival: All of the provisions in Sections 12 and 13, and any other provisions that expressly survive, shall survive expiration or termination of this Agreement. In addition, upon termination of the Agreement, the following provisions shall apply and survive:

          (a) If termination occurs due to Sherlock breach: For a period of five (5) years following termination, Sherlock agrees that it shall not influence or approach PLIC employees, suppliers, business partners, Merchants, Affinity Groups or Customers, or, start a competing rebate shopping club.

          (b) If termination occurs due to PLIC breach: PLIC agrees that for a period of five (5) years following termination, PLIC shall not influence or approach Sherlock employees, suppliers, business partners, Merchants, Affinity Groups or Customers.

     18.3 Assignment: This agreement may not be assigned by either Party without requiring the prior written consent of the other Party. PLIC will be paid $150,000 upon the signing of this agreement for an ISO agreement.

     18.4 Force Majeure: Neither Party shall be liable for any failure or delay in fulfilling the terms of this Agreement due to fire, strike, war, civil unrest, terrorist action, government regulations, acts of Nature or other causes which are unavoidable in nature and beyond the reasonable control of the Party claiming force majeure. This provision shall not be construed as relieving either Party from its obligation to pay any sum due the other Party.

     18.5 Relationship: In all matters relating to this Agreement, Sherlock and PLIC have acted and shall act as independent contractors. Neither Party will represent that it has any authority to assume or create any obligation, expressed or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity. Neither Party shall have any obligation, expressed or implied, except as expressly set forth herein.

     18.6 Entire Agreement: This Agreement sets forth the entire Agreement between the Parties as it relates to the Shopping Sherlock mall. It is acknowledged that an ISO agreement and a reciprocal rebate agreement will also be signed to deal with the issuing of membership cards and setting up of the merchants. This agreement supersedes all prior and contemporaneous proposals, agreements, and representations as it relates to the mall whether written or oral, relating to the subject matter contained herein. This Agreement may be changed only if agreed to in writing and signed by an authorized signatory of each Party.

     18.7 Severability: All rights and remedies, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions. The terms and conditions stated herein are declared to be severable. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, they shall be enforced to the maximum amount possible. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     18.8 Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     18.9 Governing Law: Any claims arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Washington or federal courts




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


                  located in King County, Washington, without regard to principles of conflict of laws. The Parties consent to jurisdiction and venue in the state and the federal courts sitting in King County, Washington.


AGREED TO AND ACCEPTED:


PLIC, INC.                                     SHOPPING SHERLOCK, INC.
By:  "Richard Stewart"                         By: "Richard Stewart"
Printed Name:  Richard Stewart                 Printed Name:  Richard Stewart
Title:  President                              Title:  Shareholder
Date:  February 4, 1999                        Date:  February 4, 1999


                                               SHOPPING SHERLOCK, INC.
                                               By: "Gary Becker"
                                               Printed Name:  Gary Becker
                                               Title:  Shareholder
                                               Date: February 4, 1999




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